As filed with the Securities and Exchange Commission on October 11, 2013

Registration No. 33-86116

Registration No. 33-97450

Registration No. 333-14601

Registration No. 333-48446

Registration No. 333-157659

Registration No. 333-172969

Registration No. 333-175677

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-86116

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEEMNT NO. 33-97450

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-14601

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-48446

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157659

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172969

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175677

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PVF Capital Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1659805
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30000 Aurora Road, Solon, Ohio 44139

(Address, including Zip Code, of Principal Executive Offices)

Park View Federal Savings Bank Conversion Stock Option Plan

Park View Federal Savings Bank Conversion Stock Option Plan

PVF Capital Corp. 1996 Incentive Stock Option Plan

PVF Capital Corp. 2000 Incentive Plan

PVF Capital Corp. 2008 Equity Incentive Plan

PVF Capital Corp. 2010 Equity Incentive Plan

Park View Federal Savings Bank 401(k) Plan

(Full title of plans)

Robert J. King, Jr.

President and Chief Executive Officer

PVF Capital Corp.

30000 Aurora Road

Solon, Ohio 44139

(440) 248-7171

Copies to:

M. Patricia Oliver, Esq.

Aaron S. Berke, Esq.

Vorys, Sater, Seymour and Pease LLP

2100 One Cleveland Center

1375 East Ninth Street

Cleveland, OH 44114-1724

216-479-6100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DESCRIPTION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement 33-86116 registering 155,100 shares of common stock, $0.01 par value per share (the “Common Stock”), of PVF Capital Corp. (the “Company”) for the Park View Federal Savings Bank Conversion Stock Option Plan, after adjusting for stock splits and dividends, 321,199 shares of Common Stock were unsold;

•	Registration Statement 33-97450 registering 61,053 shares of Common Stock of the Company for the Park View Federal Savings Bank Salary Savings Plan and Trust, after adjusting for stock splits and dividends, 222,147 shares of Common Stock were unsold;

•	Registration Statement 333-14601 registering 150,000 shares of Common Stock of the Company for the PVF Capital Corp. 1996 Incentive Stock Option Plan, after adjusting for stock splits and dividends, 293,028 shares of Common Stock were unsold;

•	Registration Statement 333-48446 registering 250,000 shares of Common Stock of the Company for the PVF Capital Corp. 2000 Incentive Plan, after adjusting for stock splits and dividends, 402,627 shares of Common Stock were unsold;

•	Registration Statement 333-157659 registering 650,000 shares of Common Stock of the Company for the PVF Capital Corp. 2008 Equity Incentive Plan, 246,000 shares of Common Stock were unsold;

•	Registration Statement 333-172969 registering 2,500,000 shares of Common Stock of the Company for the PVF Capital Corp. 2010 Equity Incentive Plan, 2,340,588 shares of Common Stock were unsold; and

•	Registration Statement 333-175677 registering 500,000 of Common Stock of the Company for the Park View Federal Savings Bank 401(k) Plan and indeterminate amount of participation interests to be offered or sold pursuant to the plan, 398,328 shares of Common Stock were unsold.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2013, by and between the Company and F.N.B. Corporation (“FNB”), the Company is being merged with and into FNB, effective as of October 12, 2013 (the “Merger”). Upon consummation of the Merger, each outstanding common share of the Company will be canceled and extinguished in exchange for the right to receive 0.3405 shares of FNB common stock, except shares held by FNB, the Company and their subsidiaries, which will be cancelled without receipt of the merger consideration. FNB will pay cash in lieu of issuing fractional shares of FNB common stock.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registrations Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, Ohio, on October 8, 2013.

PVF CAPITAL CORP.

By:	/s/ Robert J. King, Jr.
Robert J. King, Jr. President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance on Rule 478 of the Securities Act of 1933.